MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., November 14, 2014 (GLOBE NEWSWIRE) - MSB Financial Corp. (Nasdaq: MSBF) (the "Company"), reported net income of $227,000 for the three months ended September 30, 2014 compared to $248,000 for the three months ended September 30, 2013.  The decrease in net income was due to the combined effects of an increase in non-interest expense and a decrease in non-interest income, partially offset by an increase in net interest income and decreases in the provision for loan losses and income tax expense for the three months ended September 30, 2014 compared to the three months ended September 30, 2013.

Net interest income was $2.4 million for the quarter ended September 30, 2014 compared to $2.3 million for the quarter ended September 30, 2013.  Total interest income increased by $22,000 or 0.7% for the three months ended September 30, 2014 compared to the three months ended September 30, 2013 due to a $4.1 million increase in average earning asset balances, partially offset by a two basis point decrease in the average rate on earning assets from 3.73% to 3.71%.   Correspondingly, total interest expense decreased by $41,000 or 6.5% for the three months ended September 30, 2014 compared to the three months ended September 30, 2013, due to a $10.6 million decrease in average interest bearing balances, coupled with a two basis point reduction in the average cost of interest bearing liabilities from 0.88% to 0.86%.  The net interest rate spread for both quarters ended September 30, 2014 and September 30, 2013, was 2.85%.

The provision for loan losses was $100,000 for the quarter ended September 30, 2014, a decrease of $50,000 or 33.3% compared to the $150,000 provided for in the quarter ended September 30, 2013.  The Company’s management reviews the level of the allowance for loan losses on a quarterly basis based on a variety of factors including, but not limited to, (1) the risk characteristics of the loan portfolio, (2) current economic conditions, (3) actual losses previously experienced, (4) the Company’s level of loan growth and (5) the existing level of reserves for loan losses that are probable and estimable.  The Company had $6.9 million in non-performing loans as of September 30, 2014 compared to $10.1 million as of September 30, 2013.  The significant reduction in non-performing loan balances from the September 30, 2013 level was achieved primarily through active implementation of the Company’s asset disposition strategy that was approved by the Company’s Board of Directors in December of 2012.  This strategy, which to date included activities such as short sales, cash for keys and deeds in lieu of foreclosure, was implemented in order to rapidly reduce the dollar amount of non-performing assets held by the Company.  The Company’s management team is actively engaged with borrowers and buyers to expedite this asset disposition strategy and will continue doing so until desired amount of non-performing assets has been removed from the Company’s balance sheet.  The allowance for loan losses to total loans ratio was 1.48% at September 30, 2014 compared to 1.70% at September 30, 2013, while the allowance for loan losses to non-performing loans ratio was 51.0% at September 30, 2013 compared to 39.3% at September 30, 2013.  Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 2.91% and 0.11%, respectively, at and for the quarter ended September 30, 2013 compared to 4.34% and 0.19% at and for the quarter ended September 30, 2013.

Noninterest income was $162,000 for the quarter ended September 30, 2014 compared to $181,000 for the quarter ended September 30, 2013.  The decrease for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013 resulted from a decrease of $12,000 in fees and service charges, $6,000 in other non-interest income and $1,000 in income from bank owned life insurance.

Noninterest expense was $2.1 million for the quarter ended September 30, 2014 compared to $2.0 million for the quarter ended September 30, 2013.  Other noninterest expense, salaries and employee benefits, professional services, directors’ compensation and occupancy and equipment expense increased by $108,000, $49,000, $47,000, $15,000 and $8,000, respectively, for the three months ended September 30, 2014 compared to the three months ended September 30, 2103.  Correspondingly, FDIC assessment, service bureau fees and advertising expense decreased by $47,000, $45,000 and $6,000, respectively.  The increase in other noninterest expense was primarily attributable to an increase in other real estate expense, while the decrease in FDIC assessment was attributed to the change in factors used in calculating the assessment.

Total assets were $345.5 million at September 30, 2014, compared to $345.2 million at June 30, 2014, an increase of $245,000 or 0.1%.  The Company experienced a $2.4 million or 1.0% increase in loans receivable, net and a $1.7 million or 22.7% increase in cash and cash equivalents, while securities held to maturity decreased by $3.8 million or 4.5% at September 30, 2014 compared to June 30, 2014.  Deposits increased by $5.9 million or 2.2%, while advances from the Federal Home Loan Bank of New York decreased by $6.0 million or 15.8% at September 30, 2014 compared to June 30, 2014.  Shareholders’ equity was $41.1 million at September 30, 2014 compared to $40.8 at June 30, 2014, an increase of $306,000 or 0.7%. The increase in shareholders’ equity was due to a $227,000 increase in retained earnings related to net income, a $42,000 decrease in unallocated common stock held by the ESOP and an increase of $38,000 in paid-in capital related to the Company’s stock-based compensation plan, offset by a $1,000 increase in other comprehensive loss. At September 30, 2014 and June 30, 2014 the Company had 5,010,437 shares outstanding.  Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol "MSBF."   The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Subsequent to quarter end, the Company was made aware that a fraudulent deposit transaction had occurred.  This transaction is currently under investigation and any loss resulting from the transaction would be reflected in the December quarter.  The maximum loss resulting from this transaction is estimated to be approximately $263,000, net of tax, excluding any expenses associated with the recovery of these funds.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:  MSB Financial Corp.
                      Michael Shriner, President and CEO
                      908-647-4000
                      mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Statement of Financial Condition Data:
	(Unaudited)
	At September 30	At June 30,
	2014	2014

Total assets	$345,491	$345,246

Cash and cash equivalents	8,964	7,308

Loans receivable, net	232,688	230,275

Securities held to maturity	81,099	84,932

Deposits	269,263	263,389

Federal Home Loan Bank advances	32,000	38,000

Total stockholders' equity	41,116	40,810

Summary of Operations:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2014	2013

Total interest income	$2,987	$2,965

Total interest expense	591	632

Net interest income	2,396	2,333

Provision for loan losses	100	150

Net interest income after provision
for loan losses	2,296	2,183

Noninterest income	162	181

Noninterest expense	2,116	1,987

Income before taxes	342	377

Income tax provision	115	129

Net income	$227	$248

Net income per common share:

basic and diluted	$0.05	$0.05

Weighted average number of shares of common stock outstanding	4,936,667	4,919,805

Performance Ratios:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2014	2013
Return on average assets (ratio of net (loss) income
to average total assets)	0.26%	0.29%

Return on average equity (ratio of net (loss) income
to average total stockholder's equity)	2.22	2.50

Net interest rate spread	2.85	2.85

Net interest margin on average interest-earning
assets	2.97	2.93

Average interest-earning assets to average
interest-bearing liabilities	116.59	110.85

Operating expense ratio (noninterest expenses
to average total assets)	2.45	2.29

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	82.72	79.04

	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2014	2013
Asset Quality Ratios:

Non-performing loans to total loans	2.91%	4.34%

Non-performing assets to total assets	2.30	3.00

Net charge-offs to average loans outstanding	0.11	0.19

Allowance for loan losses to non-performing loans	50.97	39.27

Allowance for loan losses to total loans	1.48	1.70

Capital Ratios:

Equity to total assets at end of period	11.90%	11.49%

Average equity to average assets	11.87	11.43

Number of offices	5	5